UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2009

Commission File Number: 333-153111

DOUBLE HALO RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

270 – 11331 Coppersmith Way
Richmond, British Columbia, Canada V7A 5J9
(Address of principal executive offices)

(604) 346-8409
(Registrant’s telephone number, including area code)

840 6th Avenue SW, Suite 300
Calgary, Alberta, Canada T2P 3E5
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01  Changes in Control of Registrant
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 27, 2009 Susan Shacker, the President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director of Double Halo Resources Inc. (the “Company”), entered into a share purchase agreement (the “Share Purchase Agreement”) with Sino-Western Petroleum, Inc. (“Sino-Western”) to sell 4,120,000 shares of the Company’s common stock held by 138999 Alberta Ltd., a company over which Ms. Shacker has sole voting and investment power, to Sino-Western. This transaction resulted in a change of control of the Company.

The closing of the Share Purchase Agreement occurred on April 16, 2009 (the “Closing”), at which time Sino-Western purchased approximately 76% of the Company’s issued and outstanding common stock in exchange for $65,000 and the assumption and payment of $35,000 worth of the Company’s additional liabilities for outstanding legal and accounting invoices.

At the Closing, Susan Shacker resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, and the Company appointed Jianshu Tang as its President, Arthur Wayne Skagen as its Chief Executive Officer and director, Donald Orin Fairholm as its Chief Financial Officer, Principal Accounting Officer, Treasurer and director, and Haifeng Wang as its Secretary.

Ms. Shacker’s decision to resign from all of her officer and director positions was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

To the Company’s knowledge, other than as described in the Share Purchase Agreement there are no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters. To the Company’s knowledge, there are also no family relationships between any directors or executive officers or any arrangements the operation of which may at a subsequent date result in a change of control of the Company.

Jianshu Tang – President

Jianshu Tang has been the Company’s President since April 16, 2009. Mr. Tang has been involved in the finance and investment industries since 1996, and has held several senior administrative and financial roles in various companies including Harbin Yuandajingdu Hotel Co. Ltd. He is currently the Board Chairman and General Manager of Heilongjiang Longguang Investment Security Co. Ltd., Yile (Beijing) Information Technology Development Co. Ltd. and the Shengrui Group of companies, a private investment group operating in the People's Republic of China and Hong Kong.

Mr. Tang graduated from Northeast Agricultural University, Economics and Management College in Harbin, Heilongjiang Province, China in 1991, and from 1991 to 1996 he was employed by China Agricultural Bank in various financial reporting roles. Mr. Tang is not currently a director of any other public company or any company registered as an investment company.

Arthur Wayne Skagen –Chief Executive Officer, Director

Arthur Skagen has been the Company’s Chief Executive Director and director since April 16, 2009. Since 2006, Mr. Skagen has served as the President and Chief Executive Officer of Sino-Western Petroleum, Inc., a company in the business of oil and gas exploration and development. Since 2002, Mr. Skagen has also acted as the President of Pacific Bridge Capital Inc., a private Canadian investment firm active in both Hong Kong and mainland China.

Mr. Skagen is a graduate of the Faculty of Law at the University of Victoria in British Columbia, Canada. He is not currently a director of any other public company or any company registered as an investment company.

Donald Orin Fairholm – Chief Financial Officer, Principal Accounting Officer, Treasurer, Director

Donald Fairholm has been the Company’s Chief Financial Officer, Principal Accounting Officer, Treasurer and Director since April 16, 2009. Mr. Fairholm has been a qualified chartered accountant since 1975, and has served as the principal of Fairholm & Company, Chartered Accountants since the firm was established in 1979. Mr. Fairholm is also a director of both Sino-Western Petroleum, Inc., a company in the business of oil and gas exploration and development, and Shengrui International Holding Group Co. Ltd.

Mr. Fairholm graduated from Simon Fraser University in British Columbia, Canada with a Bachelor of Arts degree with a major in commerce. He currently acts as the Chief Financial Officer and a director of Bevo Agro Inc., a public company in the business of supplying propagated plants to greenhouses, field farms, nurseries and wholesalers, listed on the TSX Venture Exchange in Canada.

Haifeng Wang – Secretary

Haifeng Wang has been the Company’s Secretary since April 16, 2009. Mr. Wang has been Vice-Chairman of Heilongjiang Shengrui Investment Co. Ltd, a private investment firm located in Harbin, China since 2006. From 2004 to 2006, he served as the Vice-Chairman of Heilongjiang Longguang Investment Security Co. Ltd., and from 2000 to 2004 he acted as the Vice-Chairman of Heilongjiang Dezhenglong Wood Industry Co. Ltd.

From 1993 to 1997 Mr. Wang was employed by China Northern Airlines (now Southern Airlines), and he served in the PRC Air Force from 1989 to 1992. In 1998 and 1999 Mr. Wang studied at Russia Air Force Flight College and in 1997 he studied at China Tianjin Civil Aviation College. Mr. Wang is not currently a director of any other public company or any company registered as an investment company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Double Halo Resources Inc.
(Registrant)

Date: April 22, 2009	/s/ Arthur Skagen
Arthur Skagen
Chief Executive Officer, Director